A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

February 16, 2007

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC

USA  20549

Dear Ladies and Gentlemen:

We are the former independent auditors for Find the World Interactive, Inc. (the “Company”).  We have read the Company’s current report on 8-K dated February 16, 2007 and are in agreement with the disclosure in Item 4.01, in so far as it pertains to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

“Amisano Hanson”

AMISANO HANSON

Chartered Accountants

07/O/FINDTHEWORLD.SEC.8KLTR

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net